CHAPMAN AND CUTLER                    EXHIBIT (I)
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603





                                  June 20, 2000



Islamia Group of Funds
2037 Bloomingdale Road, Suite 211
Glendale Heights, Illinois  60139


         Re:  Islamia Group of Funds
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Gentlemen:

         We have served as counsel for the Islamia Group of Funds (the"FUND"), which proposes to offer and sell shares (collectively, the "SHARES") in the manner and on the terms set forth in its Pre-Effective Amendment No. 3 (the "AMENDMENT") to its Registration Statement on Form N -1A to be filed on or about June 21, 2000 with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended.

         In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth, including the Fund's Declaration of Trust, Bylaws, Registration Statement, actions of the Fund's Board of Trustees at its organizational meeting and a certificate executed by an appropriate officer of the Fund certifying and attaching copies of the Fund's Declaration of Trust, Bylaws, and certain actions of the Board of Trustees of the Fund authorizing the issuance of Shares.

         In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

         Based upon the foregoing, we are of the opinion that:

         The Shares of the Fund which are currently being registered by the Amendment referred to above may be legally and validly issued from time to time in accordance with the Fund's Declaration of Trust dated December 16, 1996, the Fund's Bylaws, the Fund's Certificate for the Establishment and Designation of Series and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by the Fund of a purchase price of not less than the net asset value per share and such Shares, when so sold, will be legally issued and outstanding, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of the Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Amendment (File No. 333-20177) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Amendment.

                                                    Respectfully submitted,



                                                    /S/ CHAPMAN AND CUTLER
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                                                    CHAPMAN AND CUTLER
EFF
FRF